EXHIBIT 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Shareholders & Board of Directors

Goldenwell Biotech, Inc.

We consent to the use of our report dated June 2, 2021 with respect to the financial statements of Goldenwell Biotech, Inc. as of December 31, 2020 and the related statements of operations, shareholders’ deficit and cash flows for the year ended December 31, 2020. We also consent to the reference of our firm under the heading “Interest of Named Experts and Council.

Michael Gillespie & Associates, PLLC

Seattle, Washington

February 3, 2023

/S/ Michael Gillespie & Associates, PLLC